Exhibit 99.2

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

Consolidated Condensed Financial Statements (Unaudited)

For the Six Months ended June 30, 2012 and 2011

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

Second Quarter 2012

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$8,298	$49,244
Accounts receivable, net of allowances of $4,171 and $4,311 at June 30, 2012 and December 31, 2011, respectively	328,471	419,266
Rebates receivable, net of allowances of $1,025 and $1,783 at June 30, 2012 and December 31, 2011, respectively	214,595	281,247
Inventory, net of allowances of $120 and $20 at June 30, 2012 and December 31, 2011, respectively	1,925	2,978
Income taxes receivable	24,269	16,405
Deferred income taxes	4,851	3,151
Other current assets	29,635	40,150

Total current assets	612,044	812,441
Property and equipment, net of accumulated depreciation of $35,072 and $26,134 at June 30, 2012 and December 31, 2011, respectively	86,602	62,909
Goodwill	786,808	785,385
Intangible assets, net	293,852	309,108
Restricted cash and investments	49,710	45,000
Investments, net	4,315	5,087
Other assets	32,188	10,248

Total assets	$1,865,519	$2,030,178

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$274,192	$485,468
Rebates payable	177,092	247,976
Accrued expenses and other current liabilities	133,586	101,208
Current maturities of long-term debt	7,500	7,500

Total current liabilities	592,370	842,152
Long-term debt	304,375	263,125
Deferred rent expense	11,701	2,997
Deferred income taxes	38,341	35,738
Other liabilities	43,675	37,667

Total liabilities	990,462	1,181,679

Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 50,925 and 50,234 shares issued at June 30, 2012 and December 31, 2011, respectively	509	502
Additional paid-in capital	500,736	486,473
Treasury stock, at cost, 406 shares and 345 shares at June 30, 2012 and December 31, 2011, respectively	(15,265)	(11,332)
Accumulated other comprehensive loss	(30)	(30)
Retained earnings	390,667	369,812

Total parent Company stockholders’ equity	876,617	845,425
Non-controlling interest	(1,560)	3,074

Total stockholders’ equity	875,057	848,499

Total liabilities and stockholders’ equity	$1,865,519	$2,030,178

The accompanying notes are an integral part of these consolidated condensed financial statements.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the six months
	ended June 30,
	2012	2011
Revenue	$3,000,427	$2,355,561

Direct expenses	2,821,759	2,224,384
Selling, general and administrative expenses	150,565	75,544

Total operating expenses	2,972,324	2,299,928

Operating income	28,103	55,633
Interest and other income (loss)	(18)	219
Interest expense	(4,182)	(3,122)

Income (loss) before income taxes	23,903	52,730
Income tax (benefit) expense	8,290	20,123

Net income	15,613	32,607
Less: Net loss attributable to non-controlling interest	(5,633)	—

Net income attributable to the Company	$21,246	$32,607

Net income per share attributable to the Company, basic	$0.43	$0.71
Net income per share attributable to the Company, diluted	$0.43	$0.70
Weighted average shares of common stock outstanding, basic	49,221	46,182
Weighted average shares of common stock outstanding, diluted	49,653	46,745

The accompanying notes are an integral part of these consolidated condensed financial statements.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the six months
	ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$15,612	$32,607
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation expense	8,938	4,046
Amortization of intangible and other assets	22,135	10,248
Loss on equity investment	54	—
Loss on disposal of property and equipment	154	2
Allowances on receivables	(665)	(1,024)
Deferred income taxes	902	1,293
Equity based compensation charges	8,146	4,784
Other non-cash charges (income), net	430	(2,694)
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	90,702	19,541
Rebates receivable	67,411	(26,416)
Income taxes receivable	(7,837)	(8,063)
Inventory, net	1,053	92
Other assets	(4,290)	(17,554)
Accounts payable	(214,223)	23,138
Rebates payable	(70,884)	3,530
Accrued expenses and other liabilities	17,723	(8,287)

Net cash (used in) provided by operating activities	(64,639)	35,243

Cash flows from investing activities:
Purchases of property and equipment	(23,705)	(12,821)
Business acquisitions and related payments, net of cash acquired	4,120	(488,974)
Business acquisitions related restricted cash	—	(40,000)
Other investing activities	(1,432)	(2,697)

Net cash used in investing activities	(21,017)	(544,492)

Cash flows from financing activities:
Repayments of term loan	(3,750)	(3,750)
Borrowings under revolving credit facility	589,000	200,000
Repayments of revolving credit facility	(544,000)	(20,000)
Deferred financing costs	—	(5,334)
Contingent consideration payments	(2,700)	—
Proceeds from equity offering	—	227,592
Repayment of First Rx Specialty and Mail Services LLC arrangement	—	(8,000)
Proceeds from exercise of stock options	1,061	915
Excess tax benefits due to option exercises and restricted stock vesting	5,802	3,881
Proceeds from shares issued under employee stock purchase plan	374	246
Purchases of treasury stock	(3,932)	(2,607)
Bank overdrafts	2,855	—

Net cash provided by financing activities	44,710	392,943

Net decrease in cash and cash equivalents	(40,946)	(116,306)
Cash and cash equivalents at the beginning of period	49,244	157,843

Cash and cash equivalents at the end of period	$8,298	$41,537

Supplemental disclosure:
Cash paid for interest	$3,128	$2,139
Cash paid for taxes	$9,665	$23,011

The accompanying notes are an integral part of these consolidated condensed financial statements.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1.	BASIS OF PRESENTATION

The accompanying unaudited consolidated condensed financial statements have been prepared by Catalyst Health Solutions, Inc., a Delaware corporation (the “Company,” “our,” “we” or “us”), in accordance with accounting principles generally accepted in the United States for interim financial reporting. These consolidated condensed financial statements are unaudited and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments and accruals, necessary for a fair statement of the consolidated balance sheets, statements of operations, statements of comprehensive income and statements of cash flows for the periods presented. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). The balance sheet at December 31, 2011 has been derived from the audited financial statements at that date but does not include all of the disclosures required by accounting principles generally accepted in the United States. These consolidated condensed financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 24, 2012.

Rebates payable and receivable

Rebates earned under arrangements with manufacturers or third party intermediaries are recorded predominately as a reduction of direct expenses. The Company refines its estimates each period based on actual collection and payment experience. For the six months ended June 30, 2012, adjustments made to the rebate receivable estimates from prior periods reduced direct expenses by $10.2 million. For the six months ended June 30, 2011, adjustments made to the rebate receivable estimates from prior periods reduced direct expenses by $4.3 million. Additionally, the portion of manufacturer or third party intermediary rebates due to clients is recorded as a reduction of revenue. For the six months ended June 30, 2012, adjustments were made to the rebate payable estimates from prior periods which reduced revenue by $2.8 million. For the six months ended June 30, 2011, adjustments were made to the rebate payable estimates from prior periods which increased revenue by $0.4 million.

Receivable/liability for Ceded Life and Annuity Contracts

As described in Note 4 - Business Combinations, on February 17, 2012, we acquired Molina Healthcare Insurance Company. The transaction resulted in our acquiring non-current receivable and liability for ceded life and annuity contracts. We report 100% ceded reinsurance arrangements for life insurance policies written and held by this acquired entity by recording a non-current receivable from the reinsurer with a corresponding non-current liability for ceded life and annuity contracts.

Contingent consideration

In connection with our acquisition of Catalyst Rx Health Initiatives, Inc. (formerly known as Walgreens Health Initiatives, Inc.) in June 2011, we may be required to pay up to $40.0 million of additional cash consideration. This amount has been deposited into an escrow account. As this deposit is restricted in nature, it is excluded from our cash and cash equivalents. Payment of this cash consideration is based upon the achievement of client retention milestones through March 31, 2014. No distributions have been made from the restricted cash amount. As of June 30, 2012, we have accrued $38.8 million as the fair value of the related contingent consideration, of which $19.0 million is in other current liabilities and $19.8 million is in other long-term liabilities on our consolidated balance sheet. As of December 31, 2011, we had accrued $37.7 million as the fair value of the related contingent consideration in other long-term liabilities on our consolidated balance sheet.

In July 2009, we purchased Total Script, LLC (“Total Script”). The purchase agreement included contingent consideration payable over a three-year period based on the achievement of certain milestones and net new business contracted. On December 15, 2011, we entered into an agreement with Total Script whereby we agreed to pay $2.7 million in connection with full and final settlement of the remaining contingent consideration owed. Such cash payment was made on January 3, 2012. The adjustments to the fair value of recognized amounts for contingent consideration, including a $3.4 million adjustment at settlement, which decreased expense, were included in selling, general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2011.

2.	NEW ACCOUNTING STANDARDS

In September 2011, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) on testing goodwill for impairment. The amendments in the ASU will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. We early adopted the provisions of this ASU for our goodwill impairment test performed as of December 31, 2011. The ASU update did not have an impact on our financial position.

In June 2011, the FASB issued new guidance on the presentation of comprehensive income. This guidance is intended to increase the prominence of other comprehensive income in financial statements by presenting it in either a single statement or two-statement approach. This new accounting pronouncement was effective for our first quarter of 2012 and there was no material impact on our financial statements from its adoption.

3.	FAIR VALUE MEASUREMENTS

Summary of Financial Assets

The following tables detail the fair value measurements of our financial assets as of June 30, 2012 and December 31, 2011 and indicate the fair value hierarchy of the valuation techniques we utilized to determine such fair value (in thousands):

		Fair Value Measurements at Reporting Date Using
	June 30, 2012	Quoted Prices in Active Markets Using Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market funds	$138,711	$138,711	—	—
Auction rate securities	577	—	—	577
Restricted investments	4,710	—	4,710	—
Other long-term investments	3,738	—	3,738	—

Total assets measured at fair value	$147,736	$138,711	$8,448	$577

		Fair Value Measurements at Reporting Date Using
	December 31, 2011	Quoted Prices in Active Markets Using Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market funds	$154,343	$154,343	—	—
Auction rate securities	577	—	—	577
Other long-term investments	4,510	—	4,510	—

Total assets measured at fair value	159,430	154,343	4,510	577

The valuation technique used to measure fair value for our Level 1 and 2 assets is a market approach, with Level 1 using market prices and Level 2 using other relevant information generated by market transactions involving identical or comparable assets. The valuation technique used to measure fair value for our Level 3 assets is an income approach, using a discounted cash flow model which incorporates a number of variables that reflect current market conditions.

The following table reflects the roll forward of activity for our major classes of assets measured at fair value using Level 3 inputs (in thousands):

	For the six months ended
	June 30,
	2012	2011
Beginning Balance	$577	$577
Redemptions and sales during the period	—	—
Changes in unrealized gain included in accumulated other comprehensive income	—	—

Ending Balance	$577	$577

Investments

The following is a summary of our investments as of the dates indicated (in thousands):

As of June 30, 2012:	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost
Auction rate securities	$577	$—	$48	$625
Restricted investments	4,710	—	—	4,710
Other long-term investments	3,738	—	—	3,738

Total investments	$9,025	—	$48	$9,073

As of December 31, 2011:	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost
Auction rate securities	$577		$48	$625
Other long-term investments	4,510		—	4,510

Total investments	$5,087		$48	$5,135

Auction rate securities

We currently have remaining $0.6 million at par value in investments related to our auction rate securities (“ARS”). Although we continue to receive timely interest payments, our ARS investments currently lack short-term liquidity and are therefore classified as non-current on our balance sheet. For each of our ARS, we evaluate the risks related to the structure, collateral and liquidity and estimate the fair value of the securities using a discounted cash flow model based on (a) the underlying structure of each security; (b) the present value of future principal and interest payments discounted at rates considered to reflect current market conditions; and (c) considerations of the probabilities of redemption or auction success for each period.

Restricted investments

Pursuant to regulations governing our recently acquired insurance subsidiary (see Note 4 - Business Combinations), we maintain statutory deposits and deposits required by state Medicaid authorities of $4.7 million at June 30, 2012. These restricted investments consist primarily of U.S. Treasury notes and are designated as held-to-maturity and are carried at amortized cost, which approximates fair value. The use of these funds is limited to specific purposes as required by each state, or as protection against the insolvency of capitated providers. We have the ability to hold these restricted investments until maturity and, as a result, we would not expect the value of these investments to decline significantly due to sudden change in market interest rates.

Other long-term investments

Other long-term investments represent our investments in non-controlled companies and, prior to March 2012, were all recorded at cost. In May 2012, we made an additional investment which resulted in our accounting for that investment under the equity method. All other long-term investments in non-controlled companies are recorded at cost. There were no identified events or changes in circumstances that had a significant adverse effect on the value of these cost investments. If there were evidence of a decline in value, which is other than temporary, the amounts would be written down to their estimated recoverable value.

Summary of contractual maturities

The contractual maturities of our available-for-sale ARS and our held-to-maturity restricted investments at June 30, 2012 are as follows (in thousands):

	Amortized Cost	Estimated Fair Value
Due in one year or less	$2	$2
Due after one year	5,333	5,285
Total	$5,335	$5,287

Fair Value of Financial Liabilities

Our long-term debt obligations (See “Note 7 - Financing”) are Level 2 financial liabilities. The interest rates on our long-term debt obligations are variable based on current LIBOR and applicable margins over LIBOR. As a result, the carrying amounts of our revolving credit facility and term loan approximate fair value as of June 30, 2012 and December 31, 2011. We estimate fair market value for these liabilities based on their market value.

4.	BUSINESS COMBINATIONS

Acquisition of Regence Rx

On May 1, 2012, we completed the acquisition of Regence Rx, the PBM administrative operations of Cambia Health Solutions, Inc., for $2.3 million in cash. Regence Rx includes employees, fixed assets, certain liabilities and certain vendor contracts. The purchase price of Regence Rx was determined largely on the basis of management’s expectations of future earnings and cash flows, resulting in the recognition of goodwill. The goodwill recognized is primarily attributable to the acquired workforce. Management’s preliminary allocation of the purchase price to the net assets acquired resulted in goodwill of $1.5 million, fixed assets of $1.9 million, and accrued liabilities of $1.1 million. Transaction costs related to the Regence Rx acquisition are included in selling, general and administrative expense in our consolidated statements of operations and were not material.

The acquisition was accounted for as a purchase, and accordingly, the results of Regence Rx operations are included in our consolidated financial statements since the date of acquisition. Goodwill related to this acquisition is deductible for tax purposes. Revenue and expenses since acquisition and unaudited pro forma financial information have not been included herein because of the immateriality of the Regence Rx business combination.

In addition to the acquisition purchase agreement, the Company entered into a pharmacy benefit management (PBM) services agreement that established Catalyst as the exclusive provider of PBM services for Regence Rx.

Acquisition of Molina Healthcare Insurance Company

On February 17, 2012, we acquired Molina Healthcare Insurance Company (“MHIC”) for $13.3 million in cash. MHIC is a shell insurance company, previously owned by Molina Healthcare, Inc., a California-based health plan. MHIC is licensed to sell life, annuity and accident health insurance products in all fifty states, except Maine and New York. All of the MHIC’s legacy business is ceded to Protective Life Insurance Company (“Protective”), an unrelated third-party, through a 100% coinsurance agreement. Protective assumes all obligations from MHIC to pay claims and administer the life and annuity block of business.

The purchase price of MHIC was largely determined based on the estimated fair value of net assets acquired. Management’s preliminary allocation of the purchase price to the net assets acquired resulted in cash of $4.2 million, restricted investments of $4.7 million, reinsurance receivable of $23.4 million, insurance contract liabilities of $23.4 million, and acquired state licenses of $4.4 million which have an indefinite life. Transaction costs related to the MHIC acquisition are included in selling, general and administrative expense in our consolidated statements of operations and were not material.

The acquisition was accounted for as a purchase. The results of MHIC operations for the period subsequent to the date of acquisition are not material to our consolidated financial statements. Unaudited pro forma financial information has not been included herein because of the immateriality of the MHIC business combination.

Acquisition of Catalyst Rx Health Initiatives, Inc.

On June 13, 2011, we completed our acquisition of Catalyst Rx Health Initiatives, Inc. (“CHII”), formerly known as Walgreens Health Initiatives, Inc. (“WHI”), which was the pharmacy benefit management (“PBM”) subsidiary of Walgreen Co. (“Walgreens”). The purchase price was $485.0 million in cash, subsequently adjusted by $48.6 million for net working capital adjustments, and up to $40.0 million in additional cash consideration payable upon the achievement of certain client retention milestones through March 31, 2014. The fair value of the contingent consideration at the acquisition date was approximately $36.7 million. The cash payment for this acquisition was funded by a combination of cash on hand and amounts drawn under our revolving credit facility. In the first quarter of 2012, we received $15.6 million in cash from Walgreens as final settlement for the net working capital adjustments.

The purchase price of CHII was determined largely on the basis of management’s expectations of future earnings and cash flows, resulting in the recognition of goodwill. Management’s allocation of the purchase price to the net assets acquired resulted in goodwill of $366.5 million, acquired technology of $11.3 million with an estimated useful life of 5.5 years, customer relationship intangibles of $133.0 million with an estimated useful life of 13 years, and other contract intangibles related to an administrative support services agreement with the seller of $44.9 million with an estimated useful life of 8 years. Goodwill related to this acquisition is deductible for tax purposes. The goodwill recognized is primarily attributable to the workforce of the acquired business and the operating synergies expected to be realized after our acquisition of CHII.

The value of identified intangibles reflect that we entered into a 10-year contract with Walgreens to provide PBM services for Walgreens’ 244,000 employees and retirees, as well as 10-year agreements to administer the Walgreens Prescription Savings Club, which has approximately 2.4 million members, and to provide certain administrative support services to on-going Walgreens businesses.

We determined the fair value of the contingent consideration using probability assessments of the expected future cash flows over the period in which the obligation is expected to be settled, and applied a discount rate that appropriately captures a market participant’s view of the risk associated with the obligation. Subsequent changes to the valuation are recorded through earnings. For the six months ended June 30, 2012, there was a $0.4 million increase in the fair value of contingent consideration subsequent to acquisition which was recorded in selling, general and administrative expenses in the consolidated statements of operations.

The following table summarizes the consideration transferred to acquire CHII and the amounts of identified assets acquired and liabilities assumed at the date of acquisition. The acquisition was accounted for as a purchase, and accordingly, the results of CHII operations are included in our consolidated financial statements since the date of acquisition. Amounts are in thousands.

At June 13, 2011
Fair value of consideration:
Cash	$485,000
Net working capital adjustments	(48,623)
Contingent consideration	36,676

Total consideration	473,053

Valuation of identifiable assets acquired and liabilities assumed:
Current assets (primarily accounts receivable and rebates receivable)	206,868
Intangible assets	189,200
Property, plant and equipment	127
Other long-term assets	261

Liabilities assumed (primarily trade payable and rebates payable)	(289,858)

Total identified net assets	106,598

Goodwill	$366,455

The following table sets forth certain unaudited pro forma financial data assuming the acquisition of CHII had been completed as of the beginning of the earliest period presented, after giving effect to purchase accounting adjustments. The pro forma financial information is not necessarily indicative of the results of operations if the transaction had been in effect as of the beginning of the periods presented, nor is it necessarily an indication of trends in future results. Amounts are in thousands, except for per share data.

For the six months ended June 30, 2011
Revenue	$3,011,089
Net income attributable to the Company	$30,392
Net income per share attributable to the Company, basic	$0.62
Net income per share attributable to the Company, diluted	$0.62
Weighted average shares, basic	48,718
Weighted average shares, diluted	49,281

Acquisition of NLBP, LLC

On January 25, 2011, we acquired NLBP, LLC (“NLBP”), an Arizona limited liability company which has developed an electronic clinical messaging platform, for $6.2 million in cash.

The purchase price of NLBP was determined largely on the basis of management’s expectations of future earnings and cash flows, resulting in the recognition of goodwill. Management’s final allocation of the purchase price to the net assets acquired resulted in goodwill of $4.5 million, trade name intangibles of $0.2 million with an estimated useful life of 20 years, non-compete agreements of $0.6 million with an estimated life of 3 years, and acquired technology of $0.9 million with an estimated useful life of 5 years.

The acquisition was accounted for as a purchase, and accordingly, the results of NLBP operations are included in our consolidated financial statements since the date of acquisition. Goodwill related to this acquisition is deductible for tax purposes. Revenue and expenses since acquisition and unaudited pro forma financial information have not been included herein because of the immateriality of the NLBP business combination.

5.	VARIABLE INTEREST ENTITY

We entered into a purchase agreement on December 16, 2011, whereby we made an initial capital contribution of $5.0 million to Script Relief , in exchange for a 19.9% ownership interest. On March 1, 2012 we made an additional $5.0 million capital contribution to Script Relief due to their achievement of certain milestones, thereby increasing our ownership interest to 47.0%. Script Relief operates a direct to consumer pharmacy benefit business including discount card offerings and associated activities. We have evaluated this transaction and have determined that Script Relief is a variable interest entity and that we are the primary beneficiary because our underlying PBM and pharmacy contracts represent its key business operations and we have the power to direct these activities. As a result, we consolidate Script Relief in our consolidated financial statements and separately disclose the amounts attributable to our non-controlling interests, which were recorded at fair value as of the date of the purchase agreement. The carrying amount of the assets and liabilities, and the impact of the operating results of this consolidated variable interest entity are not material to our consolidated financial statements.

Beginning December 2012 and through April 2016, we have the right to purchase all of the outstanding interests owned by the other equity member. The purchase of the outstanding interests is at our sole discretion and is subject to a contractually-defined purchase price. If we elect to exercise this call option, it does contain a minimum purchase price of $50.0 million which could be increased based on operating performance. Conversely, beginning in April 2016, the Company has the right to require ScriptRelief to redeem the Company’s ownership interest in ScriptRelief at the original cost plus a defined preferred return. There are no other terms that would require us to provide additional financial support to the variable interest entity. Under the accounting guidance, subsequent changes in our ownership interest while maintaining control will be accounted for as an equity transaction.

The change in equity for the six months ended June 30, 2012 attributable to the non-controlling interest, as well as equity attributable to the parent and total equity, is as follows (in thousands):

	Total Equity	Parent Company Equity	Non-controlling Interest Equity
Balance as of December 31, 2011	$848,499	$845,425	$3,074
Adjustment in investments from cost to equity method	(148)	(148)	—

Adjusted balance as of January 1, 2012	848,351	845,277	3,074

Net income (loss)	16,087	21,720	(5,633)
Exercise of stock options, including tax benefits	4,653	4,653	—
Expense related to restricted stock, including tax benefits	10,356	10,356	—
Shares issued pursuant to employee stock purchase plan	374	374	—
Purchase of treasury stock	(3,932)	(3,932)	—
Purchase of additional ownership interest from non-controlling interest	—	(1,114)	1,114
Non-controlling interest purchase accounting adjustments	(115)	—	(115)

Balance as of June 30, 2012	$875,774	$877,334	$(1,560)

6.	GOODWILL AND INTANGIBLE ASSETS

The changes in goodwill for the six months ended June 30, 2012 are as follows (in thousands):

2012
Balance as of January 1, 2012	$785,385
Net adjustments to goodwill related to Script Relief	(115)
Goodwill acquired in current acquisitions	1,538

Balance as of June 30, 2012	$786,808

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets of acquired businesses. We performed our annual goodwill impairment testing at December 31, 2011 and concluded that no impairment of goodwill existed.

The following table sets forth the components of our intangible assets (in thousands):

	June 30, 2012			December 31, 2011
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer relationships	$328,063	$(65,527)	$262,536	$328,063	$(47,498)	$280,565
Non-compete agreements	570	(269)	301	570	(174)	396
Trade names	16,799	(1,509)	15,290	18,199	(2,489)	15,710
Developed technology	13,548	(3,373)	10,175	13,548	(2,073)	11,475
Other PBM contracts	1,945	(867)	1,078	2,277	(1,315)	962
Insurance operating licenses	4,472	—	4,472	—	—	—

Total intangible assets	$365,397	$(71,545)	$293,852	$362,657	$(53,549)	$309,108

The weighted average amortization period of our intangible assets subject to amortization is 10.3 years. Customer relationships intangibles represent the estimated fair value of customer relationships at the dates of acquisition and are amortized from 5 years to 20 years. The estimated fair values are based on income-method valuation calculations. Non-compete agreements, trade names and developed technology intangibles are subject to amortization from 3 years to 20 years. The other PBM contracts class of intangibles allows us to provide PBM services, and is amortized over the expected period of future cash flow, based on management’s best estimate, which range from 5 months to 20 years. Insurance operating licenses are indefinite lived intangible assets.

In determining the useful life of the intangible assets for amortization purposes, we consider the period of expected cash flows used to measure the fair value of the intangible asset, adjusted as appropriate for entity-specific factors. The costs incurred to renew or extend the term of a recognized intangible asset are generally deferred, where practicable, to the extent recoverable from future cash flows. We did not incur costs to renew or extend the term of acquired intangible assets during the six months ended June 30, 2012.

Acquisition-related intangible amortization expense for PBM customer contracts have been included as an offset to revenue in the amounts of $8.4 million and $4.9 million for the six months ended June 30, 2012 and 2011, respectively.

The following table sets forth the estimated aggregate amortization expense of our existing intangible assets for each of the five succeeding years (in thousands):

Year ended December 31,
2012 (remaining)	$20,804
2013	$37,881
2014	$35,125
2015	$33,829
2016	$26,349

7.	FINANCING

The following table sets forth the components of our long-term debt (in thousands):

	June 30,	December 31,
	2012	2011
Senior secured term loan facility due August 4, 2015 with an average interest rate of 2.25% and 2.00% at June 30, 2012 and December 31, 2011, respectively	$136,875	$140,625
Revolving credit facility due August 4, 2015 with an average interest rate of 2.25% and 2.29% at June 30, 2012 and December 31, 2011, respectively	175,000	130,000

Total debt	311,875	270,625
Less current maturities	(7,500)	(7,500)

Long-term debt	$304,375	$263,125

On April 14, 2011, we amended and restated our existing senior credit facilities which were originally entered into on August 4, 2010 and consist of a revolving credit facility and term loan facility. The original term loan facility had a principal amount of $150.0 million and remains unchanged subsequent to the amendment. The original revolving credit facility had an aggregate revolving commitment of $200.0 million, and was subsequently amended to increase that commitment to $400.0 million. Each of our revolving credit facility and our term loan facility matures on August 4, 2015. In addition to the revolving credit facility and term loan facility, our senior credit facilities permit us to incur up to $100.0 million in total principal amount of additional term loan or revolving loan indebtedness under the senior credit facilities. Our obligations under our senior credit facilities are fully and unconditionally guaranteed jointly and severally by us and certain of our U.S. subsidiaries currently existing, or that we may create or acquire, with certain exceptions as set forth in our amended credit agreement, pursuant to the terms of a separate guarantee and collateral agreement.

There were draw-downs of $589.0 million and repayments of $544.0 million under the revolving credit facility during the six months ended June 30, 2012. At June 30, 2012 and December 31, 2011, there was $175.0 million and $130.0 million outstanding under our revolving credit facility, respectively.

The term loan facility amortizes in nominal quarterly installments of $1.875 million on the last day of each calendar quarter, with such payments having commenced on December 31, 2010 until maturity, whereby the final installment of the term loan facility will be paid on the maturity date in an amount equal to the aggregate unpaid principal amount.

Our borrowings under our amended senior credit facilities bear interest at a rate equal to the applicable margin plus, at our option, either: (i) a base rate determined by reference to the higher of (a) the rate announced by the Administrative Agent as its prime rate, (b) the federal funds rate plus 0.5%, and (c) the Adjusted LIBO Rate determined on a daily basis for an interest period of one month, plus 1.0% per annum; or (ii) a LIBO Rate on deposits in U.S. dollars for one-, two-, three- or six-month periods. The applicable margin on loans under our new senior credit facilities is 2.0% for LIBO Rate loans and 1.0% for base rate loans. The applicable margin is subject to change depending on our total senior secured leverage ratio. We also pay the lenders a commitment fee on the unused commitments under our revolving credit facility, which is payable quarterly in arrears.

The commitment fee is subject to change depending on our leverage ratio.

Our amended senior credit facilities contain negative and affirmative covenants affecting us and our existing and future subsidiaries, with certain exceptions set forth in our amended credit agreement. Negative covenants and restrictions include: restrictions on liens, debt, dividends and other restricted payments, redemptions and stock repurchases, consolidations and mergers, acquisitions, investments, loans, advances, restrictive agreements with subsidiaries, speculative hedging agreements and a leverage ratio of consolidated total debt to consolidated EBITDA. At June 30, 2012 and December 31, 2011, we were in compliance with all covenants associated with our credit facilities.

At June 30, 2012, net deferred financing costs of $6.4 million related to the issuance of the credit facilities are being amortized over an average weighted period of 3.1 years and are reflected in other assets in the accompanying consolidated balance sheet.

In connection with the subsequent event disclosed in Note 13, the senior secured term loan facility and the revolving credit facility were paid in full on July 2, 2012 and terminated at that time.

8.	STOCKHOLDERS’ EQUITY

On April 13, 2011, we consummated a public offering of 6,325,000 shares of our common stock, par value $0.01 per share, of which 4,500,000 shares were sold by the Company and 1,825,000 shares were sold by one of our stockholders, Principal Holding Company, LLC (“Principal”), at a public offering price of $53.00 per share. Total proceeds to the Company, net of underwriting fees and direct offering costs of $11.4 million, were $227.1 million.

Stock Options

A summary of our stock option activity for the six months ended June 30, 2012 is as follows (in thousands, except for weighted-average exercise price):

	Options	Weighted-Average Exercise Price
Outstanding at December 31, 2011	175	$6.25
Granted	—	—
Exercised	(171)	6.17
Forfeited or expired	—	—

Outstanding at June 30, 2012	4	$10.34

Exercisable at June 30, 2012	4	$10.34

The aggregate intrinsic value of exercisable stock options at June 30, 2012 was approximately $0.3 million with a weighted average remaining life of 1.6 years. The total intrinsic value of stock options exercised during the six months ended June 30, 2012 and 2011 were approximately $10.8 million and $6.6 million, respectively.

Restricted Stock Awards

A summary of our restricted share activity for the six months ended June 30, 2012 is as follows (in thousands, except for weighted-average fair value per share):

	Shares	Weighted- Average Fair Value Per Share
Non-vested shares outstanding at December 31, 2011	862	$42.66
Granted	550	72.33
Vested	(201)	35.22
Forfeited	(36)	43.07

Non-vested shares outstanding at June 30, 2012	1,175	$57.81

Included in the balance of non-vested shares outstanding at June 30, 2012 are 150,000 performance-based awards issued to our Chief Executive Officer that were granted in the fourth quarter of 2011. These awards, which cliff vest in December 2014, may be subject to adjustment based on the achievement of certain financial and quality-based performance goals over the performance period. For the market-based component of these performance awards, compensation expense was determined using a lattice equity-pricing model which incorporates all probabilities of outcome and is recognized on a straight-line basis over the performance period. For the performance component of these performance awards, the compensation expense is estimated using the most probable outcome of the performance goals and adjusted as the expected outcome changes during the performance period. The expense related to these awards was approximately $0.9 million for the six months ended June 30, 2012.

The fair value of non-performance restricted shares, which is based on our stock price at the date of grant, is expensed over the vesting period. As of June 30, 2012, the total remaining unrecognized compensation cost related to all non-vested restricted shares was approximately $50.4 million with a weighted average period over which it is expected to be recognized of 3.1 years.

Common Stock Warrants

Pursuant to an acquisition in 2010, we issued 100,000 common stock warrants. These warrants, which expire on August 2013, had an exercise price of $44.73 per share and were valued at approximately $1.0 million using the Black-Scholes equity-pricing model. The warrants remained issued and outstanding at June 30, 2012.

Pursuant to an acquisition in 2004, we issued 255,000 common stock warrants at an exercise price of $15.45 per share. These warrants, which expire June 2014, were valued at approximately $2.5 million using the Black-Scholes equity-pricing model. These warrants remain issued and outstanding at June 30, 2012.

Treasury Stock

Recipients of restricted stock grants are provided the opportunity to sell a portion of those shares to the Company at the time the shares vest, in order to pay their withholding tax obligations. We account for these share purchases as treasury stock transactions using the cost method. Approximately 5,500 and 61,000 shares were purchased at a cost of approximately $3.9 million for the six months ended June 30, 2012.

Employee Stock Purchase Plan

The employee stock purchase plan (“ESPP”) allows eligible employees to purchase shares of the Company’s common stock each quarter at 95% of the market value on the last day of the quarter. The ESPP is not considered compensatory and therefore no portion of the costs related to ESPP purchases is included in our stock-based compensation expense for any periods presented.

9.	INCOME TAXES

The income tax rates reflect a tax expense of 37.3% and 38.2% during the six months ended June 30, 2012 and 2011, respectively. These rates represent the effective rates, prior to the recognition of any discrete tax items.

10.	NET INCOME PER SHARE ATTRIBUTABLE TO THE COMPANY

Basic net income per common share attributable to the Company excludes dilution, and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net income per common share attributable to the Company reflects the potential dilution that could occur (using the treasury stock method) if stock options, restricted stock awards and warrants to issue common stock were exercised.

The following represents a reconciliation of the number of shares used in the basic and diluted net income per share attributable to the Company computations (amounts in thousands, except per share data):

	Six months ended June 30,
	2012	2011
Net income attributable to the Company	$21,245	$32,607

Calculation of shares:
Weighted average common shares outstanding, basic	49,221	46,182
Dilutive effect of stock options, restricted stock awards and warrants	432	563
Weighted average common shares outstanding, diluted	49,653	46,745
Net income per common share attributable to the Company, basic	$0.43	$0.71
Net income per common share, attributable to the Company diluted	$0.43	$0.70

Potential common stock equivalents representing approximately 273,000 shares and 78,000 shares for the six months ended June 30, 2012 and 2011, respectively, were not included in the computation of diluted net income per common share attributable to the Company because to do so would have been anti-dilutive.

11.	COMMITMENTS AND CONTINGENCIES

The outcome of any current or future litigation or governmental or internal investigations cannot be accurately predicted, nor can we predict any resulting penalties, fines or other sanctions that may be successfully sought by federal or state regulatory authorities. We record accruals for such contingencies to the extent that we conclude it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. No estimate of the possible loss or range of loss in excess of amounts accrued, if any, can be made at this time regarding current or future litigation, or penalties, fines or other sanctions because the inherently unpredictable nature of legal proceedings and sanctions may be exacerbated by various factors, including: (i) the damages sought in the proceedings are unsubstantiated or indeterminate: (ii) discovery is not complete: (iii) the proceeding is in its early stages; (iv) the matters present legal uncertainties; (v) there are significant facts in dispute; (vi) there are a large number of parties (including where it is uncertain how liability, if any, will be shared among multiple defendants); or (vii) there is a wide range of potential outcomes. Nevertheless, it is possible that the outcome of legal matters or sanctions may have a material adverse effect on our results of operations, financial position, and cash flows.

In the ordinary course of our business, we are sometimes required to provide financial guarantees related to certain customer contracts. These financial guarantees may include performance bonds, standby letters of credit or other performance guarantees. These financial guarantees represent obligations to make payments to customers if we fail to fulfill an obligation under a contractual arrangement with that customer. We have had no history of significant claims, nor are we aware of circumstances that would require us to perform under these arrangements. We believe that the resolution of any claim that might arise in the future, either individually or in the aggregate, would not have a material adverse effect on our financial condition, results of operations or cash flows.

12.	SEGMENT REPORTING

We have determined that we operate in only one segment - the PBM segment. Accordingly, no segment disclosures have been included in these Notes to Consolidated Condensed Financial Statements.

13.	SUBSEQUENT EVENTS

On July 2, 2012, a wholly-owned subsidiary of SXC Health Solutions Corp., a corporation organized under the laws of the Yukon Territory, Canada (“SXC”), was merged (the “Merger”) with and into the Company pursuant to an Agreement and Plan of Merger, dated as of April 17, 2012, as amended on June 29, 2012 (the “Merger Agreement”), among SXC, SXC Health Solutions, Inc., a Texas corporation and wholly-owned subsidiary of SXC (“US Corp.”), Catamaran I Corp., a Delaware corporation and a direct wholly-owned subsidiary of US Corp. (“Merger Sub”), Catamaran II LLC, a Delaware limited liability company and wholly-owned subsidiary of US Corp. (“Merger LLC”), and the Company. As a result of the Merger, the Company became an indirect, wholly-owned subsidiary of SXC. Following the Merger, the Company merged with and into Merger LLC, with Merger LLC continuing as the surviving company under the name Catamaran Health Solutions, LLC.

Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the merger (other than shares of Company common stock owned by the Company, SXC, US Corp., Merger Sub, Merger LLC or any of their respective wholly-owned subsidiaries) was converted into the right to receive (i) $28.00 in cash without interest and (ii) 1.3212 of a share of SXC common stock (or 0.6606 prior to SXC’s October 2012 two-for-one stock split). The total purchase price translates to approximately $4.7 billion in cash and stock Merger consideration payable to Catalyst security holders.

The issuance of SXC common stock in connection with the merger, as described above, was registered under the Securities Act of 1933, as amended, pursuant to the registration statement on Form S-4 (File No. 333- 181189), filed with the Securities and Exchange Commission and declared effective on June 1, 2012.

Each stock option and one series of warrants to acquire Catalyst common stock existing at the effective time of the Merger was assumed by Catamaran (each, a “continuing award”)and converted into an award to acquire shares of Catamaran common stock, on the same terms and conditions as were applicable to the award prior to the Merger. For each stock option, the share underlying the stock option award was multiplied by a ratio (the “option exchange ratio”) equal to the sum of 1.3212 (or 0.6606 prior to SXC’s October 2012 two-for-one stock split) plus the fraction obtained by dividing $28.00 by the average per share daily closing price of Catamaran common stock over the five trading days preceding the closing date of the Merger and the exercise price was be divided by the same ratio. For each warrant, the number of shares of Catamaran common stock is determined by multiplying the number of shares of Catalyst common stock the warrant converts into times the option exchange ratio.

Additionally, each share of restricted stock granted under a Company stock plan and outstanding immediately prior to the merger became fully vested and at the merger was cancelled in exchange for the right to receive the merger consideration. Also, certain unexpired and unexercised Company warrants issued pursuant to a stock purchase agreement were assumed by SXC and became a warrant to purchase the number of shares of SXC common stock.

In July, 2012, subsequent to the close of the Merger, the combined company of SXC and Catalyst changed its name from SXC to Catamaran Corporation.

On July 2, 2012, the Company notified Nasdaq Stock Market of its intent to remove its common stock from listing. On July 2, 2012, NASDAQ filed a delisting application on Form 25 with the SEC to delist and deregister the Company common stock and subsequently the Company filed a Form 15 to suspend its reporting obligations under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended.

The Company has performed an evaluation of subsequent events through August 27, 2012.